UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2007
PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

211 Commerce Street, Suite 300, Nashville, Tennessee	37201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 744-3700
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 31, 2007, PNFP Statutory Trust IV (“PNFP Trust”), a Delaware statutory trust subsidiary of Pinnacle Financial Partners, Inc. (the “Company”), issued $30,000,000 of its trust preferred securities to institutional investors. PNFP Trust purchased $30,928,000 of the Company’s Junior Subordinated Debt Securities due December 15, 2037 (the “Subordinated Debentures”) and the Company guaranteed, pursuant to a guarantee agreement, payment obligations of PNFP Trust under the trust preferred securities. A portion of the proceeds of the issuance is expected to be used to pay the cash portion of the merger consideration associated with Company’s previously announced acquisition of Mid-America Bancshares, Inc. (“Mid-America”) pursuant to the terms of that certain Agreement and Plan of Merger dated as of August 15, 2007, by and between the Company and Mid-America, with the remainder expected to be used for general corporate purposes. The Subordinated Debentures (and PNFP Trust’s trust preferred securities) will be payable in 2037 and will bear interest at a floating rate equal to three-month LIBOR plus 2.85% payable quarterly. The Company may generally defer the payment of interest at any time for a period up to twenty consecutive quarters provided the deferral period does not extend past the stated maturity. Except upon the occurrence of certain events resulting in a change in the capital treatment or tax treatment of the Subordinated Debentures or resulting in PNFP Trust being deemed to be an investment company required to register under the Investment Company Act of 1940, the Company may not redeem the Subordinated Debentures until after December 15, 2012. If the Company redeems the Subordinated Debentures prior to September 15, 2011 as a result of the occurrence of one of the above-described events, it will be required to pay a redemption premium ranging from 104.625% of the principal amount to 100.200% of the principal amount of the Subordinated Debentures redeemed depending on when the Subordinated Debentures are redeemed.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.
By:	/s/ Harold R. Carpenter
	Name:	Harold R. Carpenter
	Title:	Executive Vice President and Chief Financial Officer

Date: October 31, 2007